AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS FIRST QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – May 10, 2006 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income of $24,636,000 ($2.39 per share, diluted) on revenues of $155,214,000 for the quarter ended March 31, 2006, compared to net income of $14,170,000 ($1.42 per share, diluted) on revenues of $91,223,000 for the quarter ended March 31, 2005.

During the quarter, we closed on 516 homes, a 51% increase over the 342 units closed during the first quarter of 2005. Dollar volume increased by 73% to $138,528,000, compared to $79,879,000 for the first quarter of 2005.

The dollar volume of housing contracts signed during the first quarter of 2006 declined by 13% compared to the first quarter of 2005, or $156,523,000 compared to $179,739,000. The number of contracts signed declined by 37%, or 428 compared to 676 for the first quarter of 2005. The decline in contracts signed for the first quarter of 2006 compared to the first quarter of 2005 is partially due to a strong first quarter of 2005 at our active adult community of Solivita following the introduction of new single-family home models. Dollar volume of housing contracts signed for the first quarter of 2006 exceeded such dollar volume for each of the second, third and fourth quarters of 2005. The number of housing contracts signed for the second, third and fourth quarters of 2005 were 441, 291 and 383.

Our sales results continue to reflect the softening market for new single-family and multi-family residences, as well as our establishment of sales policies intended to reduce the backlog and the institution of programs to discourage purchases by investors and speculators. We have experienced an increase in the rate of cancellations of home sales. Higher interest rates, stricter mortgage requirements and other factors could result in a further increase in the rate of cancellations. Our results also may be adversely affected by other factors, including the continued overhang of investment and speculative units for sale and any future adverse weather conditions.

Results for the quarter ended March 31, 2006 include pre-tax income of $7,970,000 on revenues of $8,775,000 from commercial, industrial and other land sales. For the quarter ended March 31, 2005, results included pre-tax income of $5,405,000 on revenues of $5,800,000 from commercial, industrial and other land sales.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida’s east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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SELECTED FINANCIAL DATA FOR THE THREE MONTHS ENDED
MARCH 31, 2006 AND 2005
(Unaudited — Dollars in thousands except per share data)

	2006	2005
Revenues	$155,214	$91,223
Income from continuing operations before income taxes	$35,210	$19,476
Income tax expense	$10,574	$5,467
Income from continuing operations after income taxes	$24,636	$14,009
Net income from discontinued operations	$—	$161
Net income	$24,636	$14,170
Basic EPS:
Income from continuing operations after income taxes	$3.01	$1.74
Income from discontinued operations	—	.02

Net income	$3.01	$1.76
Diluted EPS:
Income from continuing operations after income taxes	$2.39	$1.41
Income from discontinued operations	—	.01

Net Income	$2.39	$1.42
Selected Balance Sheet Data

	March 31, 2006	December 31, 2005
Cash and cash equivalents	$35,246	$38,479
Total assets	$639,920	$626,410
Total stockholders’ equity	$340,141	$312,892
Book value per share	$41.53	$38.25